CERTIFICATE OF AMENDMENT
                                         TO
                               AMENDED AND RESTATED
                            CERTIFICATE OF INCORPORATION

Uniphase Corporation, a corporation organized and existing under the laws of the State of Delaware, (the "Corporation") hereby certifies as follows:

FIRST: That, in lieu of a meeting, the Board of Directors of the Corporation, by unanimous written consent of its members, have adopted a resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED, that paragraph 4.1 of Article 4 of the Corporation's Amended and Restated Certificate of Incorporation shall be amended, subject to stockholder approval, to read in its entirety as follows:

"4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, `Common Stock' and `Preferred Stock.' The total number of shares which the Corporation is authorized to issue is fifty-one million (51,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). One million (1,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

SECOND: That the stockholders of the Corporation have approved at a Special Meeting of Stockholders held on October 16, 1997 said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Uniphase Corporation has caused this
Certificate of Amendment to Amended and Restated Certificate of
Incorporation to be signed by its President and attested to by its Secretary this _______ day of November, 1997.

UNIPHASE CORPORATION


By
Kevin Kalkhoven
President


ATTEST:

/s/ Dan E. Pettit
Dan E. Pettit
Secretary